Exhibit 10.8

11 December 2012

Lease

Buildings 3 (formerly known as

Paradigm House) and 4 Trident Park,

Basil Hill Road, Didcot, OX11 7HJ

Hartberg Investments Limited (1) and

Lombard Medical Technologies Plc (2)

CONTENTS

Clause		Page

1	Definitions and Interpretation	8
2	Demise	13
3	Rents	13
4	Tenant’s Covenants	13
5	Landlord’s Covenants	28
6	Insurance	28
7	Provisos	31
8	Service Charge	34
SCHEDULE 1		37
The Premises		37
SCHEDULE 2		38
	Rights and easements granted	38
SCHEDULE 3		39
	Exceptions and reservations	39
SCHEDULE 4		41
	Covenants by the Surety	41
SCHEDULE 5		43
SCHEDULE 6		44
	Items of Expenditure as referred to in Clause 8	44
SCHEDULE 7		47
	Authorised Guarantee Agreement	47
SCHEDULE 8		51
	Rent Review	51

PARTICULARS

LAND REGISTRY PRESCRIBED CLAUSES

PRESCRIBED CLAUSES

LR1.	Date of Lease	11 December 2012

LR2.	Title number(s)

LR2.1	Landlord’s title number(s) Title number(s) out of which this lease is granted. Leave blank if not registered.	ON232483

LR2.2	Other title numbers Existing title number(s) against which entries of matters referred to in LR9, LR10, LR11 and LR13 are to be made.	None

LR3.

Parties to this lease

Give full names and addresses of each of the parties. For UK incorporated companies and limited liability partnerships, also give the registered number including any prefix. For overseas companies, also give the territory of incorporation and, if appropriate, the registered number in the United Kingdom including any prefix.

	Landlord	Hartberg Investments Limited a company registered in the British Virgin Islands and whose address for service is the United Kingdom is care of Formal Investments Limited, Festival House, Jessop Avenue, Cheltenham, Gloucestershire, GLSO 3SH and any other person entitled to the immediate reversion to this Lease (“the Landlord”).

	Tenant	Lombard Medical Technologies plc (Company Number 4636949) whose registered office is at Lombard Medical House, 4 Trident Park, Basil Hill Road, Didcot, Oxfordshire OX11 7HJ and its successors in title (“the Tenant”).

Other parties Specify capacity of each party, for example “management company”, “guarantor”, etc.

LR4.

Property

Insert a full description of the land being leased

or

Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

Premises known as Buildings 3 and 4, Trident Park, Basil Hill Road, Didcot more particularly described in the definition of “the Premises” in Schedule 1.

LR5.	Prescribed statements etc.

LR5.1

Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.

None

LR5.2	This lease is made under, or by reference to, provisions of: In LR5.2, omit or delete those Acts which do not apply to this lease.

LR6.

Term for which the Property is leased

Include only the appropriate statement (duly completed) from the three options.

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.

The term is as follows: a term of ten years commencing on and including the Term Commencement Date, and expiring on 26 July 2022

LR7.	Premium Specify the total premium, inclusive of any VAT where payable.	None.

LR8.	Prohibitions or restrictions on disposing of this lease Include whichever of the two statements is appropriate. Do not set out here the wording of the provision.	This lease contains a provision that prohibits or restricts dispositions.

LR9.	Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.	None.

LR9.1	Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land	None.

LR9.2	Tenant’s covenant to (or offer to) surrender this lease	None.

LR9.3	Landlord’s contractual rights to acquire this lease	None.

LR10.

Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

None.

LR11.	Easements Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.

LR11.1	Easements granted by this lease for the benefit of the Property	See Schedule 2

LR11.2	Easements granted or reserved by this lease over the Property for the benefit of other property	See Schedule 3

LR12.	Estate rentcharge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge.	None.

LR13.

Application for standard form of restriction

Set out the full text of the standard form of restriction and the title against which it is to be entered. If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell HMLR who is applying against which title and set out the full text of the restriction you are applying for.

Standard forms of restriction are set out in Schedule 4 to the Land Registration Rules 2003.

None.

LR14.

Declaration of trust where there is more than one person comprising the Tenant

If the Tenant is one person, omit or delete all the alternative statements.

If the Tenant is more than one person, complete this clause by omitting or deleting all inapplicable alternative statements.

None.

ADDITIONAL PARTICULARS

Rent Commencement Date	27 October 2012

Permitted User	Use for the design development manufacture and distribution of advanced medical devices and subject to the Landlord’s consent (not to be unreasonably withheld or delayed) other uses within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 (which for the purposes of this definition shall not include any amendments or reenactment of such order after the date of this Lease).

Term Commencement Date	27 July 2012

Yearly Rent

a) from the Term commencement Date until the day before the Rent Commencement Date a peppercorn

b) for the period commencing on the Rent Commencement Date to and including 26 July 2015 the sum of one hundred and forty nine thousand eight hundred and eight pounds (£149,808) per annum

c) For the period commencing on 27 July 2015 to and including 26 July 2017 the sum of one hundred and seventy six thousand four hundred and fifty pounds (£176,450) per annum

d) the Reviewed Rent calculated in accordance with the provisions of Schedule 8

Dated 11 December 2012

THIS LEASE is made on the date set out in the Particulars between the Landlord and the Tenant named in the Particulars.

1	Definitions and Interpretation

1.1	Definitions

In this Lease unless the context otherwise requires the following expressions shall have the following meanings:

1954 Act	the Landlord and Tenant Act 1954 and any subsequent legislation of a similar nature;

1995 Act	the Landlord and Tenant (Covenants) Act 1995;

Adjoining Property	all parts of the Landlord’s Estate (save and except the Premises) and any land and/or buildings adjoining or neighbouring the Premises and/or the Landlord’s Estate;

Authorised Guarantee Agreement	an authorised guarantee agreement within the meaning of section 16 of the 1995 Act such agreement to be by way of indemnity guarantee with the Landlord and (to the extent permitted by the 1995 Act) in the form set out in Schedule 7 (with such amendments only as permitted by law and as are necessary to comply with the provisions of the 199 Act);

Blue Areas	each of the areas shown edged and hatched blue on Plans 3 and 4;

CDM Regulations

the Construction (Design and Management) Regulations 1994;

the service roads, service areas, service yard roundabouts, car and vehicle parking areas, loading areas, landscaped areas pedestrian ways, pavements, fire escape routes and any other amenities available within or in connection with the Landlord’s Estate or within the curtilage thereof which are from time to time provided or designated by the Landlord for use in common by the tenants and occupiers of the Landlord’s Estate and all persons expressly or by implication authorised by them (or any of them) but excluding the Lettable Areas of the Landlord’s Estate;

Common Areas of the Landlord’s Estate	the service roads, service areas, service yard roundabouts, car and vehicle parking areas, loading areas, landscaped areas pedestrian ways, pavements, fire escape routes and any other amenities available within or in connection with the Landlord’s Estate or within the curtilage thereof which are from time to time provided or designated by the Landlord for use in common by the tenants and occupiers of the Landlord’s Estate and all persons expressly or by implication authorised by them (or any of them) but excluding the Lettable Areas of the Landlord’s Estate;

Conduits	all sewers, drains, pipes, gullies, gutters, ducts, mains, watercourses, channels, subways, wires, cables, conduits, flues and other conducting media of whatsoever nature;

Contents Insurance Policy	a contents insurance policy in respect of the equipment at the Property to include as an insured risk the risk of damage to equipment or loss of business arising from flood damage;

Development	Development as define in Section 55 of the town and country Planning Act 1990;

Green Areas	each of the areas shown edged and hatched green on Plans 3 and 4;

Group Company	a company that is a member of the same group as the Landlord within the meaning of section 42 of the 1954 Act;

Health and Safety Law	all applicable statutes, statutory instruments, common law, treaties, regulations, directives, codes of practice and guidance notes concerning:

(a) the health safety and welfare of the Tenant’s employees; or

(b) the health safety and welfare of other persons who are at the Premises for any purposes in connection with the Tenant’s presence there and are exposed to risks to their health and safety arising out of or in connection with the Tenant’s occupation of the Premises; or

(c) the control, use, keeping and transport of explosive, highly flammable or dangerous substances or substances hazardous to human health;

Insurance Rent	the rent reserved by Clause 3.2;

Insured Risks	fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped therefrom, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes, subsidence, landslip and heave and such other risks as the Landlord may in its absolute discretion from time to time determine but such expression shall exclude any of such risks against which the Landlord does not insure by virtue of the operation of Clause 6.1.4.(b);

Interest Rate	4 per cent per annum above the base rate of HSBC Bank pic or any other clearing bank the Landlord nominates;

Landlord’s Estate	each and every part of the Landlord’s estate as shown edged red on Plan 2 and shall include any other land and/or buildings which the Landlord shall (by notice in writing to the Tenant) deem to form part of the Landlord’s Estate from time to time;

Lettable Areas of the Landlord’s Estate	those parts of the Landlord’s Estate leased or intended to be leased to occupational tenants;

this Lease	this lease and any document supplemental thereto or which is entered into pursuant to or in accordance with the terms of this Lease;

Particulars	the descriptions and terms appearing on the preceding pages headed “Particulars” and “Additional Particulars” which comprise part of this Lease and have the meanings therein specified;

Permitted Parts	(a)	the whole of each floor of the Premises; or

	(b)	one or both of the Green Areas; or

	(c)	one or both of the Blue Areas.

Planning Acts	The Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and any associated or related or subsequent legislation of a similar nature;

Principal Leases	a lease of part ground and part first floors dated 27 July 2004 and made between C.G.I.S Didcot Limited (1) and Lombard Medical PLC (2) a lease of part ground floor dated 27 June 2008 and made between HIS Active Property Fund Trustee Limited and HIS Active Property Fund Nominee Limited (1) and the Tenant (2) a lease of ground and first floors dated 23 April 2009 made between HSI Active Property Fund Trustee Limited and HIS Active Property Fund Nominee Limited (1) and the Tenant (2) a lease of part ground floor dated 3 August 2010 made between Alvaglen Limited (1) and the Tenant and a Lease of part first floor for a term commencing 8 September 2010 made between (1) Alvaglen Estates Limited and (2) the Tenant

the Rents	the rents reserved by Clause 3 of the Lease;

Retained Areas of the Landlord’s Estate	all parts of the Landlord’s Estate which do not comprise Lettable Areas of the Landlord’s Estate including (but not limited to):

	(a)	all Common Areas of the Landlord’s Estate;

	(b)	office and other accommodation which may from time to time be reserved within the Landlord’s Estate for staff;

	(c)	any parts of the Landlord’s Estate reserved by the Landlord for the housing of plant, machinery and equipment for the supply of services to the Landlord’s Estate; and

	(d)	all Conduits in upon, over or under or exclusively serving the Landlord’s Estate except any which exclusively serve a Lettable Area of the Landlord’s Estate;

Surety	the party (if any) named as “Surety” in the Particulars and includes any person who at any time guarantees the performance and observance of the covenants on the part of the Tenant contained in this Lease together with any substituted surety and its or their successors in title and assigns and in the case of an individual includes his personal representatives;

Surveyor	any person appointed by the Landlord to perform the function of a surveyor for any purpose of this Lease (including an employee of the Landlord or a Group Company and the person appointed by the Landlord to collect the rents and manage the Premises);

Terminating Event	any of the following:

	(a)	in relation to an individual:

		(i)	the making of an application for the appointment of an interim receiver in respect of the individual’s property under section 286 of the Insolvency Act 1986;

		(ii)	the individual becoming subject to an interim order under section 252 of the Insolvency Act 1986;

		(iii)	the individual becoming subject to a voluntary arrangement as defined in section 253 of the Insolvency Act 1986;

	(b)	in relation to a company or a partnership (together “the company” for the purposes of this clause (b) and clause (c) below):

		(i)	having against it an application for the appointment of an administrator or having an administrator appointed (whether by court order or otherwise);

		(ii)	any person becoming entitled to exercise in relation to the company the powers conferred on a receiver or an administrative receiver or any person being appointed as a receiver or an administrative receiver in respect of the whole or any part of the assets or undertaking of the company;

		(iii)	the making of an order or the passing of a resolution to wind up the company either by the court or voluntarily (except for the purpose of reconstruction or amalgamation not involving any reduction of capital);

		(v)	the making of a proposal under section 1 of the Insolvency Act 1986 for a voluntary arrangement in respect of the company;

		(vi)	the company being unable, or liable to be found unable, to pay its debts within the meaning of section 123 of the Insolvency Act 1986; and

		(vii)	the company being struck off the register of companies under section 652 or 652A of the Companies Act 1985.

	(c)	in relation to any person (whether an individual or a company):

		(i)	the appointment of a receiver (including an administrative receiver) in respect of any of the person’s assets;

	(ii)	the person entering into an arrangement for the benefit of creditors;

	(iii)	any distress or execution being levied on any of the person’s assets;

	(iv)	the person ceasing for any reason to be or remain liable to perform its obligations contained in this Lease;

	(v)	the person becoming subject to any analogous events to those listed in (a), (b) and (c) above in a foreign jurisdiction;

Utilities	water, soil, air, electricity, radio, television, telegraphic, telephone, telecommunications and other services and supplies of whatsoever nature;

Value Added Tax	value added tax or any tax of a similar nature which may be substituted for it or levied in addition to it;

1.2	Headings

The headings in this Lease are for convenience only and shall be ignored in construing this Lease.

1.3	Interpretation

Unless there is something in the subject or context inconsistent therewith:

1.3.1	where two or more persons are included in the expression “the Tenant” and/or “the Surety” the covenants which are expressed to be made by the Tenant and/or the Surety shall be deemed to be made by such persons jointly and severally;

1.3.2	words importing persons shall include firms companies and corporations and vice versa;

1.3.3	any covenant by the Tenant not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done;

1.3.4	references to any right of the Landlord to have access to or entry upon the Premises shall be construed as extending to all persons authorised by the Landlord including in either of such cases agents, professional advisers, contractors, workmen and others and whether with or without equipment, plant, machinery and other apparatus;

1.3.5	any reference to a statute (whether specifically named or not) shall include any modification, extension, amendment or re-enactment of such statute for the time being in force and all instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued or given thereunder or deriving validity therefrom;

1.3.6	references to the legislation concerning Value Added Tax shall include a reference to any directives and regulations adopted by the Council of the European Communities which relate to Value Added Tax;

1.3.7	the provisions of this Lease are to be construed independently and if any provision is void or unenforceable in whole or in part that provision to that extent is to be deemed not to form part of this Lease but the validity and enforceability of the remainder of that provision or of the Lease is not to be affected.

2	Demise

The Landlord demises the Premises to the Tenant for the Term, together with the rights set out in Schedule 2 in common with others, except and reserving in favour of the Landlord and anyone properly authorised by the Landlord the rights set out in Schedule 3, and subject to the matters set out in Schedule 5.

3	Rents

The following rents are reserved and payable by the Tenant:

3.1	The Yearly Rent (increased by an amount equal to the Value Added Tax thereon (if applicable)) shall be paid (by bank standing order or credit transfer if required by the Landlord) by four equal instalments in advance on the usual quarter days. The first payment, for the period from and including the Rent Commencement Date up to but excluding the quarter day following the Rent Commencement Date, is to be made on the Rent Commencement Date.

3.2	On demand a due proportion to be determined by the Landlord acting reasonably of all sums (including the proper cost of valuations for insurance purposes) which the Landlord shall from time to time pay for insuring the Landlord’s Estate against the Insured Risks and the other matters referred to in Clause 6.1 (in each case as increased by an amount equal to the Value Added Tax thereon (if applicable)) the first payment of which sums shall be made on the Rent Commencement Date;

3.3	The moneys referred to in Clause 4.2 (as increased by an amount equal to the Value Added Tax thereon (if applicable)) to be paid on demand;

3.4	The moneys referred to in Clause 4.4 (as increased by an amount equal to the Value Added Tax thereon (if applicable)) to be paid on demand; and

3.5	The service charge (as increased by an amount equal to the Value Added Tax thereon (if applicable)) to be paid in accordance with Clause 8.

4	Tenant’s Covenants

The Tenant hereby covenants with the Landlord throughout the Term:

4.1	Rents

To pay the Rents at the times and in the manner aforesaid.

4.2	Interest on arrears

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord if any of the Rents reserved by this Lease (whether formally demanded or not) or any other sum of money payable to the Landlord by the Tenant under this Lease shall remain unpaid for more than seven days after the date when payment was due to pay interest thereon at the Interest Rate from and including the date on which payment was due to the date of payment to the Landlord (both before and after any judgment).

4.3	Outgoings

4.3.1	To pay and discharge all existing and future rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether or not of a capital or non-recurring nature or of a wholly novel character) which now are or may at any time during the Term be charged, levied, rated, assessed or imposed upon the Premises or upon the owner or occupier of them (but excluding any payable by the Landlord as a result of the receipt of the Rents or of any disposition of or dealing with or the ownership of any interest reversionary to the interest created by this Lease).

4.3.2	To pay and discharge or repay to the Landlord the proportion properly attributable to the Premises of any such outgoings which may be payable in respect of any premises (including the Landlord’s Estate) of which the Premises form part such proportion to be fairly and properly determined by the Landlord.

4.3.3	To pay or reimburse to the Landlord (as the case may be) all charges for electricity and gas (if any) consumed in the Premises during the Term (including any connection charge and meter rents).

4.3.4	To indemnify the Landlord against any loss of void rate relief as a result of relief given to the Tenant or other permitted occupier for any period before the termination of the Term.

4.4	Common facilities

Upon demand to pay to the Landlord the whole or a due and fair proportion considering the benefit to the Tenant (such proportion to be determined by the Landlord) (acting reasonably) of all costs, charges, fees and expenses Incurred or expended by the Landlord (save to the extent that the same shall be recovered by the Landlord pursuant to Clause 8) in or in connection with decorating, cleansing, lighting, maintaining, repairing, building, rebuilding, repainting and reconstructing all buildings, walls {Including party walls), fences (including party fences), forecourts, open areas, roads, ways, passages, pavements, structures (including party structures), roofs (including party roofs), Conduits and easements which may either belong to or be used or be capable of being. used by the Premises in common with any Adjoining Property or not be the specific responsibility of the Tenant under this Lease.

4.5	Repairs

4.5.1	Irrespective of the current state of repair and condition of the Premises, to repair and keep in good and substantial repair and condition the Premises (damage by the Insured Risks excepted save to the extent that payment of the insurance moneys shall be withheld by reason of any act, neglect or default of the Tenant or any undertenant or any person under its or their control).

4.5.2	To replace from time to time any of the Landlord’s fixtures and fittings which may be or become in need of replacement with new ones of similar kind and quality.

4.5.3	In every third year and in the last three months of the Term (whether determined by effluxion of time or otherwise) in a good and workmanlike manner and to the satisfaction of the Landlord to clean prepare and decorate (with two coats at least of good quality paint) or otherwise treat (as appropriate) the exterior of the Premises required to be so prepared, decorated or treated (in such colours and materials as the Landlord may reasonably require) and to so decorate the interior every fifth year of the Term and in the last three months of the Term.

4.5.4	To keep such parts of the Premises as shall not from me to time be built upon in a clean and tidy condition and free from rubbish and weeds and deposits of material or refuse.

4.6	Plant and machinery

Without prejudice to the provisions of Clause 4.5 above to keep in good and substantial repair and condition all plant and machinery in and forming part of the Premises (but excluding all plant and equipment belonging to the Tenant) and for that purpose at all times to ensure that such plant, and machinery, is properly operated, maintained and serviced.

4.7	Cleaning

To keep the Premises in a clean and tidy condition and at least once in every month properly to clean both sides of all windows and window frames and all other glass in the Premises.

4.8	Yield up

4.8.1	Immediately prior to the expiration or sooner determination of the Term at the cost of the Tenant:

(a)	to replace any of the Landlord’s fixtures and fittings which shall be missing, broken, damaged or destroyed with new ones of a similar kind and quality or (at the option of the Landlord) to pay to the Landlord as a debt the cost of replacing any of the same;

(b)	to remove from the Premises any moulding, sign, writing or painting of the name or business of the Tenant or occupiers and all tenant’s fixtures, fittings, furniture and effects and to make good to the reasonable satisfaction of the Landlord all damage caused by such removal; and

(c)	to remove and make good all alterations or additions made to the Premises during the Term or during the term of the Principal Leases and well and substantially to reinstate the Premises in such manner as the Landlord shall direct and to its reasonable satisfaction unless the Landlord waives this condition to reinstate by notice in writing to the Tenant

4.8.2	At the expiration or sooner determination of the Term quietly to yield up the Premises to the Landlord with vacant possession in good and substantial repair and condition and in accordance with the covenants by the Tenant contained in this Lease.

4.9	Rights of entry by Landlord

To permit the Landlord with all necessary materials and appliances at all reasonable times upon reasonable prior notice (except in cases of emergency when no notice shall be required) to enter and remain upon the Premises for any of the following purposes:

4.9.1	to view and examine the state and condition of the Premises and to take schedules or inventories of the Landlord’s fixtures;

4.9.2	to exercise any of the rights excepted and reserved by this Lease; and

4.9.3	for any other proper purpose connected with the interest of the Landlord in the Premises, or the Landlord’s Estate including but not limited to valuing or disposing of any interest of the Landlord.

4.10	To comply with notices

4.10.1	Whenever the Landlord shall give written notice to the Tenant of any defects, wants of repair or breaches of covenant the Tenant shall within 40 days of such notice or sooner if requisite make good and remedy the breach of covenant to the reasonable satisfaction of the Landlord.

4.10.2	If the Tenant shall fail within 21 days of such notice or as soon as reasonably possible in the case of emergency to commence and then diligently and expeditiously to continue to comply with such notice the Landlord may enter the Premises and carry out or cause to be carried out all or any of the works referred to in such notice. The Tenant shall on demand pay as a debt the costs incurred pursuant to this Clause 4.10.2 together with interest at the Interest Rate from the date on which the costs are incurred until the date of payment.

4.11	Dangerous materials and use of machinery

4.11.1	Not to bring into or keep in the Premises any article or thing which is or might become dangerous, offensive, combustible, inflammable, radioactive or explosive or which might increase the risk of fire or explosion other than in quantities normal to the Tenant’s use of the Premises for the Permitted User and not to burn any rubbish or refuse on the Premises.

4.11.2	Not to keep or operate in the Premises any machinery which shall be unduly noisy or cause excessive vibration or which is likely to annoy or disturb the tenants or occupiers of any Adjoining Premises.

4.12	Overloading of floors and services

4.12.1	Not to overload the floors of the Premises or suspend any excessive weight from the roofs, ceilings, walls, stanchions or structure and not to overload the Utilities in or serving the Landlord’s Estate, or the Premises.

4.12.2	Not to do anything which may subject the Premises to any strain beyond that which they are designed to bear with due margin for safety and to pay to the Landlord on demand all costs reasonably incurred by the Landlord in obtaining the opinion of a qualified structural engineer as to whether the structure of the Premises is being or is about to be overloaded.

4.13	Conduits and pollution

Not to discharge into any Conduits nor into any stream, river, canal or watercourse whatsoever any noxious or deleterious effluent fluid or substance whatsoever which may cause an obstruction or might be or become a source of danger or which might cause damage or injury to any person or be deleterious to health or which may or might injure the Conduits or the drainage system of the Premises or any Adjoining Property.

4.14	Disposal of refuse

Not to deposit on any part of the Landlord’s Estate any trade empties, rubbish or refuse of any kind (other than in proper receptacles provided for the purpose) which is or might become untidy, unclean, unsightly, injurious to health or in any way detrimental to the Premises or the Landlord’s Estate or any Adjoining Property.

4.15	Prohibited users

4.15.1	Not to use the Premises or any part thereof for any public or political meeting, public exhibition or public entertainment, show or spectacle of any kind nor for any dangerous, noisy, noxious or offensive trade, business or occupation whatsoever nor for any illegal or immoral purpose nor for residential or sleeping purposes.

4.15.2	club or for the sale of beer, wines or spirits and not to play or use any musical instrument, record player, loud speaker or similar apparatus in such a manner as to be audible outside the Premises and not to hold any auction on the Premises.

4.15.3	Not to cause the Premises or any Adjoining Property to be untidy or in a dirty condition and in particular (but without limiting the foregoing) not to deposit on the exterior of the Premises or any Adjoining Property any refuse or other materials.

4.15.4	Not to store, stack or lay out on the Landlord’s Estate any materials, equipment/ plant/ bins1 crates, cartons, boxes or other item which is or might become untidy/ unclean, unsightly or in any way detrimental to the amenity of the Premises or any Adjoining Property.

4.15.5	Not to load or unload any goods arriving at or dispatched from the Premises except within the curtilage of the Premises and in such a way that access to or egress from the any Adjoining Property is not obstructed for more than 30 minutes.

4.15.6	Not to use the Landlord’s Estate or the Premises nor to permit suffer or allow the same to be used for any purpose whatsoever or in any way which might result in the Landlord’s Estate or the Premises becoming “Contaminated Land” as the term is defined by section 78A(2) of the Environmental Protection Act 1990 (whether or not the same is in force at the date of this Lease).

4.16	User

4.16.1	Not to use the Premises or any part thereof except for the Permitted User.

4.16.2	Not to leave the Premises continuously unoccupied for more than 20 days without both notifying the Landlord and providing or paying for such caretaking or security arrangements as the Landlord shall reasonably require in order to protect the Premises from vandalism/ theft or unlawful occupation.

4.16.3	To ensure that at all times the Landlord has written notice of the name home address and home telephone number of at least two keyholders of the Premises

4.17	Nuisance

4.17.1	Not to do anything in or about the Premises or the Landlord’s Estate which may be or become a nuisance or which may cause damage, annoyance/ inconvenience or disturbance to the Landlord or the owners, tenants or occupiers of the Adjoining Property or which may be injurious to the valuer toner amenity or character of the Premises or the Landlord’s Estate.

4.17.2	Without prejudice to the provisions of Clause 4.17.1 above not to emit from the Premises any noiser vibration, smell/ fumes/ smoker dust/ soot 1 ash, grit or any noxious or deleterious substances/ effluvia or effluent (nor to permit suffer or allow the same to be emitted).

4.18	Alterations

4.18.1	Not to alter, divide, cut, maim, injure or remove any of the principal or load bearing walls, floors, beams or columns of or enclosing the Premises nor to unite the Premises with any adjoining premises nor to make any other alterations or additions of a structural nature to the Premises nor to make any alterations or additions to the Landlord’s fixtures.

4.18.2	Not to make any internal alterations or additions of a nonstructural nature to the Premises without the prior written consent of the landlord such consent not to be unreasonably withheld PROVIDED THAT the Tenant shall be entitled to erect and dismantle demountable partitioning and to carry out ancillary electrical work without obtaining the consent of the landlord provided that the Tenant provides plans of the proposed alteratioons to the Landlord to advance of carrying out such works

4.18.3	Not to make any material alterations or additions to the Conduits save with the prior written consent of the Landlord such consent not to be unreasonably withheld.

4.18.4	The Landlord may as a condition of giving any such consent require the Tenant to enter into such covenants as the Landlord shall reasonably require regarding the execution of any such works and the reinstatement of the Premises at the end or sooner determination of the Term.

4.19	Aerial signs and advertisements

Not to erect or display on the exterior of the Premises or in the windows of the Premises so as to be visible from the exterior any pole, flag, aerial advertisement, poster, notice or other sign or thing whatsoever save that the Tenant may display on the Premises a sign stating the Tenant’s name and business and install an aerial subject to the Tenant obtaining the prior written consent of the Landlord to the size, style and position thereof and the materials to be used such consent not to be unreasonably withheld.

4.20	Alienation

4.20.1	Not by way of assignment, underletting or otherwise nor by any means whereby the Premises or any part thereof may be held on trust to permit the Premises or any part of them to be occupied by or in any way vested in any person, firm, corporation or other body or entity which is or may become entitled to claim immunity or exemption in relation to compliance with or performance or observance of any covenant, condition or provision of this Lease whether by reason of diplomatic or sovereign immunity or otherwise howsoever.

4.20.2	Not to assign underlet or charge part only (as distinct from the whole) of the Premises and not to agree so to do (except as permitted under the terms of this clause 4.20)

4.20.3	Not to hold on trust for another, part with possession or occupation nor to share the possession or occupation of the whole or any part of the Premises (or to agree so to do) nor to permit any person to occupy the Premises nor grant licences or franchises to use or occupy the whole or any part of the Premises save by way of an assignment or an underlease of the whole or part of the Premises in accordance with the provisions of this Clause 4.20.

4.20.4	Not without the prior written consent of the Landlord such consent not to be unreasonably withheld to mortgage or charge the whole of the Premises.

4.20.5	Not without the prior written consent of the Landlord such consent not to be unreasonably withheld to assign the whole of the Premises provided that the Landlord shall be entitled (for the purposes of section 19(1A) of the Landlord and Tenant Act 1927):

(a)	to withhold its consent in any of the circumstances set out Clause 4.20.6 below;

(b)	to impose all or any of the matters set out in Clause 4.20.7 below as a condition of its consent.

4.20.6	The circumstances referred to in Clause 4.20.5.1 above are:

(a)	any rent or other sum due under this Lease is in arrears;

(b)	in the Landlord’s reasonable opinion the proposed assignee is a person who is unlikely to be able to comply with the Tenant’s covenants in this Lease;

(c)	the proposed assignee is not a corporation registered in (or if an individual is not resident in) a jurisdiction in which the order of a court obtained in England and Wales will be enforced without any consideration of the merits of the case or the assets of the proposed assignee upon which any reasonable assessment of financial strength is based are not in such a jurisdiction;

(d)	the proposed assignee is a company which is in the same group (within the meaning of section 42 of the Landlord and Tenant Act 1954) as the assignor unless that company is of no lesser financial strength than the assignor as at the date of this Lease or the date of the assignment of the Lease to the assignor (as applicable);

(e)	where in the reasonable opinion of the Landlord an assignment to the proposed assignee taking into account any proposed security or guarantee would materially reduce the value of the Landlord’s interest in the Premises on the assumption (whether or not a fact) that the Landlord wished to sell its interest on the day following completion of the proposed assignment;

4.20.7	The conditions referred to in Clause 4.20.5.2 above are that:

(a)	upon or before any assignment and before giving occupation to the assignee the assignor shall enter into an Authorised Guarantee Agreement with the Landlord;

(b)	the assignee shall if it is reasonable for the Landlord to so require upon or before any assignment and before taking occupation obtain guarantors reasonably acceptable to the Landlord who shall covenant by way of indemnity and guarantee (if more than one jointly and severally) with the Landlord in the terms set out in Schedule 4;

(c)	upon or before any assignment and before giving occupation to the assignee the intended assignor shall procure that any person who has provided a guarantee to the Landlord in respect of the obligations of such assignor shall join in any Authorised Guarantee Agreement to be entered into by such assignor in the terms required under paragraph 7 of Schedule 4;

(d)	if it is reasonable to so require and as an alternative to a guarantor provided in sub clause (b) a rent deposit deed for such sum as the Landlord may reasonably determine in such form as the Landlord may reasonably require has been executed and delivered to the Landlord prior to any assignment together with the payment by way of cleared funds of the sum specified in the rent deposit deed;

(e)	together with any guarantees or other security for the performance by the assignee of the Tenant’s obligations under this Lease (other than any Authorised Guarantee Agreement) the proposed assignee is in the reasonable opinion of the Landlord no less substantial in financial terms than the proposed assignor and any surety to it were in aggregate at the date on which this Lease was granted (after taking into account the value at that date of any other security for the performance of the Tenant’s obligations under this Lease by such assignor) or the date ori which this Lease was assigned to the assignor (as applicable).

4.20.8	It is agreed and declared that (in respect of any application for consent to an assignment of this Lease and subject to such consent not being unreasonably withheld) the Landlord may impose reasonable conditions in addition to those referred to in Clause 4.20.7 of this Clause or withhold consent notwithstanding the absence of all of the circumstances set out in Clause 4.20.6 if it is reasonable to do so

4.20.9	Not to underlet the whole of the Premises or a Permitted Part of the Premises:

(a)	without procuring that the underlessee of the Premises has first entered into direct covenants by deed with the Landlord of this Lease in the following terms:

(i)	not to assign or charge (nor to agree to do so) any part or parts (as distinct from the whole) of the Premises or the part demised;

(ii)	not to part with or share possession or occupation of the whole or any part of the Premises (or the part demised) or agree to do so or permit any person to occupy the same otherwise than by way of an assignment of the whole;

(iii)	not to assign or charge the whole of the Premises (nor to agree to do any of the same) otherwise than with the prior written consent of the Landlord such consent not to be unreasonably withheld and not to assign the Premises in any event without entering into an Authorised Guarantee Agreement with the Tenant;

(iv)	to perform and observe the covenants on the part of the Tenant contained in this Lease save for the payment of rents and other sums due and payable to the Landlord for so long as such undertenant is bound by the lessee’s obligations in the underlease;

(v)	to observe and perform the covenants, conditions, provisions and other matters on its part contained in the underlease to be granted to it for so long as such undertenant is bound by them;

(b)	without procuring (if the Landlord shall so reasonably require) a guarantor or guarantors acceptable to the Landlord under this Lease acting reasonably in respect of the person to whom such underlease of the Premises is to be granted which guarantor or guarantors shall (by way of separate covenant and before the grant of the underlease in question) covenant directly by deed with the Landlord under this Lease in the terms of Schedule 4 hereto (mutatis mutandis);

(c)	otherwise than by means of an underlease of the Premises in a form which has been first approved by the Landlord under this Lease such approval not to be unreasonably withheld or delayed and which if completed would comply with the terms of this Clause 4.20 and also:

(i)	provide for the rent reserved by the underlease to be payable in advance on the days on which the Rents reserved under this Lease are payable;

(ii)	contains provisions for rent review on the same dates and on the same terms as provided for in this Lease;

(iii)	incorporate such provisions as are necessary to ensure that such underlease is in all material respects consistent with the provisions of this Lease save where necessary given the extent of the premises to be underlet;

(iv)	not contain any matter which would contravene or if entered into would be likely to give rise to a contravention of any matter contained in this Lease;

(v)	provides that any dealings with the underlet premises are subject to the Landlord’s prior written consent (not to be unreasonably withheld or delayed);

(vi)	be on terms that the permitted underlease shall be excluded from the security of tenure provisions afforded by sections 24 - 28 (inclusive) of the 1954 Act by agreement between the Tenant and such undertenant, in compliance with the requirements of the contracting-out procedure as set out in the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 and the Tenant shall produce evidence acceptable to the Landlord that the Tenant has taken the necessary steps to ensure that exclusion is legally effective.

4.20.10	Not to underlet the whole of the Premises for a fine or premium nor at a rent which is less than the market rent for the Premises obtainable at the time of the grant of such underlease nor to reduce or permit the reduction of rent paid or payable by any underlessee (whether immediate or mediate) nor to enter or permit any arrangement to like effect.

4.20.11	Not to underlet the whole of the Premises without the prior written consent of the Landlord which consent shall (subject to compliance with the foregoing) not be unreasonably withheld.

4.20.12	In relation to every permitted underletting:

(a)	not at any time either expressly or by implication to waive any breach of any of the covenants or conditions in any underlease subordinate to this Lease;

(b)	not without the prior written approval of the Landlord to vary the terms of or accept a surrender of part of any underlease nor to agree to do any of the same;

(c)	to enforce the performance and observance of the covenants made in favour of the Tenant by any underlessee whether contained in a lease or otherwise;

(d)	not at any time either expressly or by implication to waive any breach of any of the covenants or conditions in any underlease subordinate to this Lease;

(e)	to procure that the rent reserved by any underlease shall not be commuted or payable more than one quarter in advance;

(f)	not to agree any rent review under any underlease without the Landlord’s consent such consent not to be unreasonably withheld or delayed provided that the Landlord’s approvals specified in this Clause shall not be unreasonably withheld or delayed.

4.20.13	The Tenant shall procure that every permitted assignee of every underlease of the Premises granted by the Tenant covenants directly with the Landlord to perform all the Tenant’s covenants herein (save as to payment of the Rents and other sums payable hereunder) for so long as such assignee is bound by the underlessee’s obligations in such underlease and that if it is reasonable for the Landlord to so require such persons as the Landlord shall reasonably require shall join as guarantor to any such assignee and enter into direct covenants with the Landlord in the terms (mutatis mutandis) set out in Schedule 4 of this Lease.

4.20.14	Not (other than by an assignment or underletting permitted by this Lease) to part with or share possession or occupation of the whole or any part of the Premises (nor to agree to do any of the same) provided that subject to the conditions set out in Clause 4.20.15 being and continuing to be satisfied the Tenant may share occupation of the Premises or any part of them with any company (“Occupational Company”) which is a subsidiary (within the meaning of section 42 of the 1954 Act) of the Tenant.

4.20.15	The conditions referred to in Clause 4.20.14 are that:

(a)	before any Occupational Company takes occupation in accordance with Clause 4.20.14 the Tenant shall first give written details to the Landlord of the identity of the Occupational Company and of its relationship to the Tenant;

(b)	no such Occupational Company shall at any time have or enjoy exclusive possession or occupation of the Premises or any part of them or have or acquire any interest or right in or in respect of the Premises;

(c)	this permission for any Occupational Company to occupy in accordance with Clause 4.20.14 shall cease immediately upon such Occupational Company ceasing to be an Occupational Company and the Tenant shall thereupon procure that the Occupational Company shall vacate the Premises.

4.21	Registration of dispositions

Within 21 days of every assignment, transfer, assent, underlease, mortgage, charge or other disposition whether mediate or immediate of or relating to the Premises or any part thereof to produce to and leave with the Landlord or its Solicitors a certified copy of the deed instrument or other document evidencing or effecting such disposition and on each occasion to pay to the Landlord or its Solicitors a reasonable registration fee being not less than £35 (together with Value Added Tax thereon).

4.22	Disclosure of information

Upon making any application or request in connection with the Premises or this Lease to disclose to the Landlord such information as the Landlord may reasonably require and whenever the Landlord shall reasonably request to supply full particulars of all occupations and derivative interests in the Premises however remote or inferior.

4.23	Landlord’s costs

To pay and indemnify the Landlord on a full indemnity basis against all costs, fees, charges, disbursements and expenses properly incurred by the Landlord including but not limited to those payable to solicitors, counsel, architects, surveyors and bailiffs:

4.23.1	in relation to or in contemplation of the preparation and service of a notice under section !46 of the Law of Property Act 1925 and of any proceedings under sections 146 or 147 of that Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of the said Act and notwithstanding forfeiture is avoided otherwise than by relief granted by the court);

4.23.2	in relation to or in contemplation of the preparation and service of all notices and schedules relating to wants of repair whether served during or within 6 months after the expiration of the Term (but relating in all cases only to such wants of repair that accrued not later than the expiration or sooner determination of the Term);

4.23.3	in connection with the recovery or attempted recovery of arrears of rent or other sums due from the Tenant or in procuring the remedying of the breach of any covenant by the Tenant; and

4.23.4	in relation to any application for consent required or made necessary by this Lease (such costs to include reasonable management fees and expenses) whether or not the same is granted or whether the application be withdrawn provided in such case that the fees are reasonable.

4.24	Statutory requirements

4.24.1	At the Tenant’s own expense to comply in all respects with the provisions of the Offices Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Defective Premises Act 1972, the Health and Safety at Work etc. 1974 and the Environmental Protection Act 1990 and every other statute now in force or which may come into force after the date of this Lease and any other obligations imposed by law relating to the Premises or the user thereof.

4.24.2	To execute all works and provide and maintain all arrangements upon or In respect. of the Premises or the user thereof which are directed or required to be undertaken (whether by the Landlord, Tenant or occupier) by any statute now in force or which may come into force after the date of this Lease or by any government department local or other competent authority or duly authorised officer or court of competent jurisdiction acting under or in pursuance of any statute.

4.24.3	To indemnify and keep indemnified the Landlord against all costs, charges, fees and expenses of or incidental to the execution of any works or the provision or maintenance of any arrangements so directed or required.

4.24.4	Not to do or omit to be done in or near the Premises or on any part of the Landlord’s Estate any act or thing by reason of which the Landlord may under any statute incur or have imposed upon it or become liable to pay any penalty, damages, compensation, costs, charges or expenses.

4.25	Planning Acts

4.25.1	To comply with the provisions and requirements of the Planning Acts and to indemnify and keep the Landlord indemnified against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability whatsoever in respect of any contravention of the Planning Acts.

4.25.2	At the expense of the Tenant to obtain all planning permissions and any other consents and to serve all notices which may be required for the carrying out of any operations or user on the Premises which may constitute Development provided that no application for planning permission shall be made or any notice given to any authority of the commencement or carrying out of any Development nor shall any notice be given of an intention to commence or carry out the same without the prior written consent of the Landlord.

4.25.3	To pay and satisfy any charge or levy that may be imposed after the date of this Lease under the Planning Acts in respect of the carrying out of any such operations or the commencement or continuation of any such user as is referred to in Clause 4.26.2 above.

4.25.4	Notwithstanding any consent which may be granted by the Landlord under this Lease not to carry out or make any alteration or addition to the Premises or any change of use nor to implement any planning permission obtained in respect of the Premises until:

(a)	all necessary notices under the Planning Acts have been served and copies produced to the Landlord;

(b)	any necessary permission under the Planning Acts has been obtained and produced to the Landlord; and

(c)	the Landlord has acknowledged that the planning permission is

(d)	acceptable to it,

provided that the Landlord may refuse to acknowledge its acceptance of a planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would in the reasonable opinion of the Landlord be or be likely to be prejudicial to the Landlord’s interest in the Premises whether during or following the expiration or sooner determination of the Term.

4.25.5	Unless the Landlord shall otherwise direct to carry out and complete before the expiration or sooner determination of the Term:

(a)	any works stipulated to be carried out to the Premises by a date subsequent to such expiration or sooner determination as a condition of any planning permission granted to the Tenant for any Development which is commenced before the expiration or sooner determination of the Term; and

(b)	any Development commenced by the Tenant upon the Premises in respect of which the Landlord shall or may be or become liable for any charge or levy under the Planning Acts.

4.25.6	If and when called upon so to do to produce to the Landlord all plans, documents and other evidence which the Landlord may reasonably require in order to satisfy itself that the provisions of this Clause 4.26 have been complied with in all respects.

4.25.7	Not without the prior written consent of the Landlord to enter into any agreement with any competent authority regulating the Development or use of the Premises or any part of the Landlord’s Estate nor (without the prior written consent of the Landlord) to offer any competent authority a unilateral undertaking.

4.25.8	Not without the prior written consent of the Landlord to serve any notice relating to the Premises under Part VI of the Town and Country Planning Act 1990.

4.25.9	In any case where a planning permission has been granted subject to conditions the Landlord shall be entitled where it is reasonable to do so to require the Tenant to provide security for the compliance with such conditions and the Tenant shall not implement the planning permission until security shall have been provided to the reasonable satisfaction of the Landlord.

4.26	Statutory notices

Within 14 days of receipt of the same (or sooner if requisite having regard to the requirements of the notice or order in question or the time limits stated therein) to produce to the Landlord a true copy and any further particulars required by the Landlord of any notice or order or proposal for the same given to the Tenant and relevant to the Premises or the Landlord’s Estate or the owner or occupier of the whole or any part of either thereof by any government department or local or public or other authority and without delay to take all necessary steps to comply with the notice or order so far as the same is the responsibility of the Tenant and at the request of the Landlord but at the cost of the Tenant to make or join with the Landlord in making such objection or representation against or in respect of any such notice order or proposal as the Landlord shall deem expedient.

4.27	Fire precautions and equipment

4.27.1	To comply with the requirements and recommendations of the fire authority, the insurers of the Premises and/or the Landlord’s Estate and the Landlord in relation to fire precautions affecting the Premises or the Landlord’s Estate.

4.27.2	To keep the Premises supplied and equipped with such fire fighting and extinguishing appliances as shall be required by any statute, the fire authority or the insurers of the Premises and/or the Landlord’s Estate or as shall be reasonably required by the Landlord (or at the Landlord’s option to pay to the Landlord on demand the cost of providing and installing any of the same) and such appliances shall be open to inspection and shall be maintained to the reasonable satisfaction of the Landlord.

4.27.3	Not to obstruct the access to or means of working any fire fighting and extinguishing appliances or the means of escape from the Premises or the Landlord’s Estate in case of fire or other emergency.

4.28	Defective premises

Forthwith upon becoming aware of the same to give written notice to’ the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing so as to comply with the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 and at all times to display and maintain all notices which the Landlord may from time to time reasonably require to be displayed in respect thereof at the Premises.

4.29	Encroachments and easements

Not to stop up or obstruct any of the windows or lights belonging to the Premises and not to permit any new window, light, opening, doorway, passage, Conduit or other encroachment or easement to be made or acquired into, upon or over the Premises or any part thereof and in case any person shall attempt to make or acquire any encroachment or easement whatsoever to give written notice thereof to the Landlord immediately the same shall come to the notice of the Tenant and at the request of the Landlord but at the cost of the Tenant to adopt such means as may be reasonably required by the Landlord for preventing any such encroachment or the acquisition of any such easement.

4.30	Reletting and sale notices

To permit the Landlord at all reasonable times to enter upon the Premises and affix and retain without interference upon any suitable parts of the Premises (but not so as materially to affect the access of light and air to the Premises) during the last six months of the Term notices for reletting the same and at any time during the Term notices for selling the Landlord’s interest in the Premises or the Landlord’s Estate and not to remove or obscure the said notices and to permit all persons with the written authority of the Landlord to view the Premises at all reasonable hours in the daytime upon prior appointment having been made.

4.31	Indemnity

To keep the Landlord fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly or indirectly out of the state of repair of the Premises or any breach of the Tenant’s covenants contained in this Lease or the occupation and use of the Premises by the Tenant or any other permitted occupier.

4.32	New surety

If a Terminating Event shall occur in relation to the Surety or any surety who at any time after the date of this Lease guarantees the obligations of the Tenant contained in this Lease then the Tenant shall give written notice to the Landlord within 14 days of any such event and if so required by the Landlord and at the expense of the Tenant within a further 30 days shall procure some other person acceptable to the Landlord to execute and deliver to the Landlord a deed containing a covenant with the Landlord as a primary obligation in the terms contained in Schedule 4 (mutatis mutandis).

4.33	Value Added Tax

It is hereby agreed and declared that:

4.33.1	if the Landlord makes any supply for Value Added Tax purposes pursuant to or in connection with this Lease the Tenant shall (save to the extent that the Landlord is entitled to be indemnified in respect of Value Added Tax by an increased payment under Clause 4.34.4 below) pay to the Landlord on demand an amount equal to any Value Added Tax which is payable (whether or not as the result of the exercise of any option or the making of any election) in respect of that supply;

4.33.2	all payments to be made by the Tenant under this Lease (whether by way of rent or otherwise) are calculated without regard to Value Added Tax so that if any such payment constitutes the whole or any part of the consideration for a taxable supply (whether that supply is taxable as a result of the exercise of an option or the making of an election or otherwise) by the Landlord the amount of that payment shall be increased by an amount equal to the amount of Value Added Tax which is chargeable in respect of the taxable supply in question;

4.33.3	without prejudice to any statutory rights which the Landlord has in this respect it is agreed and declared that the Landlord reserves the right in its absolute discretion from time to time to exercise or not as the case may be any option or election in relation to Value Added Tax and nothing in this Lease or otherwise shall create any implication as to how the Landlord may exercise that discretion from time to time;

4.33.4	where under this Lease the Tenant agrees to pay contribute to or indemnify the Landlord or any other person in respect of any costs, fees, expenses, outgoings or liabilities of whatsoever nature whether of the Landlord or any third party reference to such costs, fees, expenses, outgoings or liabilities shall (for the avoidance of doubt) be taken to be increased (except to the extent that the Landlord or the third party obtains a credit for the same as allowable input tax) by any Value Added Tax charged in relation thereto.

Provided that all liability of the Tenant to pay Value Added Tax shall be subject to the provision of a valid Value Added Tax invoice within the statutory time limits for the provision of such invoice

4.34	Covenants affecting reversion

To perform and observe all obligations in respect of the Premises arising from the matters specified in Schedule 5 and to keep the Landlord indemnified against all actions, claims, demands, costs, expenses, damages and liability in any way relating thereto.

4.35	Regulations

To comply with any regulations that the Landlord may reasonably impose in the interests of good estate management in connection with the use and operation of the Premises and/or the Landlord’s Estate and which are made and communicated to the Tenant in writing.

4.36	Health and Safety

4.36.1	At the Tenant’s own expense to comply at all times with Health and Safety Law and all its requirements relating to the use or occupation of the Premises.

4.36.2	To prepare a formal assessment of the risks to the health and safety of the Tenant’s employees and of persons who are not the Tenant’s employees arising out of or in connection with the Tenant’s occupation of the Premises.

4.36.3	To co-operate and co-ordinate all health and safety procedures with the Landlord.

4.36.4	To provide upon written request to the Landlord a copy of its current health and safety policy statement and full details of any events or accidents reportable under Health and Safety Law together with copies of any notices and any associated correspondence served or sent by any under Health and Safety Law.

5	Landlord’s Covenants

The Landlord hereby covenants with the Tenant:

5.1	Quiet enjoyment

Subject to the Tenant paying the Rents and performing and observing the covenants on the part of the Tenant herein contained the Tenant shall and may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming through under or in trust for it.

5.2	Landlord’s services

Subject to the Tenant punctually paying the Service Charge (as such term is defined in Clause 8) to provide the following services:

5.2.1	Common Areas of the Landlord’s Estate

To keep the Common Areas of the Landlord’s Estate reasonably clean and (so far as may be necessary for the reasonable use and enjoyment by the Tenant of the Premises) maintained in good repair and condition.

5.2.2	Staff

To employ such staff (if any) as the Landlord may in its absolute discretion deem desirable or necessary to enable the Landlord to provide all or any of the services to Landlord’s Estate as the Landlord shall deem necessary or desirable and as are requisite for the good and proper management conduct and security of the Landlord’s Estate.

5.2.3	Name boards

To provide and install name boards of such size and design as the Landlord may in its absolute discretion determine at such locations as the Landlord shall deem appropriate.

5.2.4	Landscaped areas

To keep those parts of the Retained Areas of the Landlord’s Estate which have been landscaped properly maintained, planted and free from weeds and where laid to grass regularly mown and to keep all water features on the Retained Areas of the Landlord’s Estate properly maintained.

5.2.5 Keyholders

To keep the list of keyholders provided by the Tenant in accordance with Clause 4.16.3 in a secure place accessible only to senior and/or relevant members of the Landlord’s staff or its appointed managing agents.

6	Insurance

6.1	Landlord to insure

Subject to (i) the Tenant paying the Insurance Rent, (ii) any excesses, exclusions or limitations required by the insurers and (iii) the other provisions of this Clause 6, the Landlord shall insure and keep insured through such agency as the Landlord may from time to time determine:

6.1.1	the Premises and the Landlord’s Estate in full reinstatement cost (together with any Value Added Tax thereon) of the Landlord’s Estate against loss or damage by the Insured Risks including but hot limited to architects’, surveyors’ and other professional fees (together with any Value Added Tax thereon) and expenses incidental thereto, the cost of shoring up, demolition and site clearance and similar expenses (together with any Value Added Tax thereon);

6.1.2	the loss of Yearly Rent (together with any Value Added Tax thereon (if any)) from time to time payable or reasonably estimated to be payable under this Lease taking account (in the case of loss of rent) of any review of the Yearly Rent which may become due under this Lease for three years or such longer period as the Landlord may from time to time reasonably deem to be necessary having regard to the likely period required for obtaining planning permission and rebuilding the Premises in accordance with its covenants contained herein; and

6.1.3	property owner’s liability and such other insurances as the Landlord may from time to time deem necessary to effect.

Provided that the Landlord shall not be obliged to insure pursuant to this clause:-

(a)	any tenant’s and trade fixtures and fittings;

(b)	to the extent that insurance is not available in the normal market at a reasonable premium; and

(c)	to the extent that insurance is vitiated or is unobtainable by reason of the Tenant’s default.

6.2	Landlord to produce evidence of insurance

At the request of the Tenant the Landlord shall produce to the Tenant reasonable evidence from the insurers of the terms of the insurance policy and the fact that the policy is subsisting and in effect.

6.3	Destruction of the Premises and/or the Landlord’s Estate

If the Premises or the Landlord’s Estate or any part thereof is destroyed or damaged by any of the Insured Risks so as to render the Premises unfit for use and occupation or inaccessible then:

6.3.1	unless payment of the insurance moneys shall be refused in whole or in part by reason of any act or default of the Tenant or any undertenant or any person under its or their control;

6.3.2	unless there is some defect in the site so that rebuilding, repair or reinstatement could not reasonably be undertaken or could not be undertaken at reasonable cost;

6.3.3	subject to the Landlord being able to obtain any necessary planning permission and all other necessary licences, approvals and consents (in respect of which the Landlord shall use its reasonable endeavours to obtain the same but shall not be obliged to appeal against any refusal thereof) and provided such consents are not subject to a condition with which it would be unreasonable to expect the Landlord to comply;

6.3.4	subject to the necessary labour and materials being and remaining available to the Landlord;

6.3.5	subject to any war, act of God, government action, strike, lock-out or any other circumstance beyond the Landlord’s reasonable control which prevents the Landlord from doing so, the Landlord shall lay out the net proceeds of such insurance (other than any in respect of loss of rent) in the rebuilding of the Premises, the Landlord’s Estate (as the case may be) so destroyed or damaged (but not so that the Landlord shall be obliged in such rebuilding to provide accommodation identical in layout to that which existed prior to such rebuilding) provided the accommodation is of similar size or standard.

6.4	Where reinstatement is prevented

If for any reason whatsoever the Landlord is prevented from rebuilding the Premises or the Landlord’s Estate in accordance with Clause 6.3 above then the Landlord shall be relieved from such obligation and shall be solely entitled to all the insurance moneys and if such rebuilding shall continue to be so prevented for three years after the date of the destruction or damage and this Lease has not been terminated by frustration the Landlord or the Tenant may at any time after the expiry of such period of three years by written notice given to the other party determine this demise but without prejudice to any claim by either party against the other in respect of any antecedent breach of covenant:

6.5	Payment of insurance moneys refused

If the payment of any insurance moneys is refused as a result of some act or default of the Tenant or any undertenant or any person under its or their control, the Tenant hereby covenants to pay to the Landlord on demand the amount so refused with interest thereon at the Interest Rate from the date of demand to the date of payment.

6.6	Suspension of rent

If the Premises or the Landlord’s Estate or any part thereof (other than tenant’s and trade fixtures and fittings) shall be destroyed or damaged by any of the Insured Risks so as to render the Premises unfit for use and occupation or inaccessible and the insurance shall not have been vitiated or payment of the policy moneys refused in whole or in part as a result of some act or default of the Tenant or any undertenant or any person under its or their control and the Landlord is not relieved of its obligations to insure against loss of Yearly Rent by virtue of Clause 6.1.4 then (subject to any excesses, exclusions or limitations on loss of rent insurance) the Yearly Rent or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Premises or the part so destroyed or damaged shall be again rendered fit for use and occupation and accessible or until the expiration of three years from the date of the destruction or damage (whichever is the earlier) and any dispute regarding the cesser of rent shall be referred to a single arbitrator to be appointed in default of agreement upon the application of either party by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors in accordance with the provisions of the Arbitration Act 1996 provided always that under no circumstances shall the amount of the Yearly Rent which ceases to be payable under this Lease exceed the amount received by the Landlord in respect of the loss of rent insurance.

6.7	Benefit of other insurances

If the Tenant shall become entitled to the benefit of any insurance on the Premises or the Landlord’s Estate which is not effected or maintained in pursuance of the obligations herein contained then the Tenant shall apply all moneys received from such insurance (insofar as the same shall extend) in making good the loss or damage in respect of which the same shall have been received.

6.8	Insurance becoming void

The Tenant shall not do or omit to do anything that could cause any policy of insurance in respect of or covering the Premises and/or the Landlord’s Estate and/or any Adjoining Property owned by the Landlord to become void or voidable (whether wholly or in part) nor anything whereby any additional insurance premiums may become payable (unless the Tenant shall have previously notified the Landlord and shall have agreed to pay the increased premiums) and in the event of breach of this clause by the Tenant the Tenant shall on demand pay to the Landlord all expenses incurred by the Landlord in renewing any such policy and any increased insurance premiums.

6.9	Requirements of insurers

The Tenant shall at all times comply with all the requirements of the insurers in respect of the Landlord’s Estate and the Premises provided the have been notified to the Tenant.

6.10	Notice by Tenant

The Tenant shall give notice to the Landlord forthwith upon becoming aware of any event or thing which might affect any insurance policy relating to the Landlord’s Estate or the Premises.

7	Provisos

Provided always and it is hereby agreed and declared as follows:

7.1	Forfeiture

Without prejudice to any other right, remedy or power herein contained or otherwise available to the Landlord if and whenever during the Term:

7.1.1	the Rents or any part thereof shall be unpaid for 14 days after becoming payable (whether formally demanded or not);

7.1.2	there is a breach by the Tenant of any covenant or other term of this Lease;

7.1.3	there is a breach by the Surety (if any) of any of the Surety’s covenants contained in this Lease; or

7.1.4	there occurs in relation to the Tenant or the Surety (or where the Tenant or any Surety comprises two or more persons there occurs in relation to any of such persons) a Terminating Event or any of them shall suffer any distress or execution to be levied on the Premises, then and in any such case the Landlord may at any time thereafter re-enter the Premises or any part of them in the name of the whole and thereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies which may then have accrued to the Landlord against the Tenant or the Surety (if any) in respect of any antecedent breach of any of the covenants contained in this Lease.

7.2	No implied easements

Nothing herein contained shall impliedly confer upon or grant to the Tenant any easement, right or privilege other than those expressly granted by this Lease.

7.3	Exclusion of warranty as to user

7.3.1	Nothing contained in this Lease or in any consent granted by the Landlord under this Lease shall imply or warrant that the Premises or the Landlord’s Estate may be used under the Planning Acts for the purpose herein authorised or any purpose subsequently authorised.

7.3.2	The Tenant hereby acknowledges and admits that the Landlord has not given or made at any time any representation or warranty that any such use is or will be or will remain a permitted use under the Planning Acts.

7.3.3	Notwithstanding that any such use might not be a permitted use under the Planning Acts the Tenant shall remain fully bound and liable to the Landlord in respect of the obligations undertaken by the Tenant in this Lease without being entitled to any compensation, recompense or relief of any kind whatsoever.

7.4	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease.

7.5	Failure by Landlord to provide services

The Landlord shall not in any event be liable to the Tenant in respect of any failure of the Landlord to perform any of the services referred to in this Lease whether express or implied unless the Tenant has notified and the Landlord has failed within a reasonable time to remedy the same and then in such case the Landlord shall be liable to compensate the Tenant only for loss or damage sustained by the Tenant after such reasonable time has elapsed.

7.6	Exclusion of Landlord’s Liability

The Landlord shall not in any circumstances incur any liability for any failure or interruption in any of the services provided by the Landlord or for any inconvenience or injury to person or property arising from such failure or interruption due to mechanical breakdown, failure or malfunction, overhauling, maintenance, repair or replacement, strikes, labour disputes, shortages, malicious damage or terrorist activity or any other cause or circumstance beyond the control of the Landlord.

7.7	Covenants relating to the Landlord’s Estate and/or Adjoining Property

Nothing contained in or implied by this Lease shall give the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant, agreement or condition entered into by any tenant of the Landlord in respect of any property not comprised in this Lease.

7.8	Effect of waiver

Each of the Tenant’s covenants shall remain in full force both at law and in equity notwithstanding that the Landlord shall have waived or released temporarily any such covenant or waived or released temporarily or permanently revocably or irrevocably a similar covenant or similar covenants affecting other property belonging to the Landlord.

7.9	Exclusion of statutory compensation

Except where any statutory provision prohibits or modifies the right of the Tenant to compensation being reduced or excluded by agreement neither the Tenant nor any undertenant (whether immediate or not) shall be entitled on quitting the Premises or any part thereof to claim any compensation from the Landlord under the 1954 Act.

7.10	Schedules

The parties mutually undertake with each other to observe and ·perform the provisions contained in the Schedules.

7.11	Notices

7.11.1	Any demand or notice required to be made, given to or served on the Tenant or the Surety (if any) under this Lease shall be duly and validly made, given or served if addressed to the Tenant or the Surety respectively and delivered personally or sent by pre-paid registered or recorded delivery mail addressed (in the case of a company) to its registered office or (if an individual) to its last known address.

7.11.2	Any notice required to be given to or served on the Landlord shall be duly and validly given or served if sent by pre-paid registered or recorded delivery mail to the Landlord at its registered office provided that whilst the Landlord is Hartberg Investments Limited notices shall be sent to its address for service in the UK being c/o Formal Investments Limited, Festival House, Jessop Avenue, Chelt.enham, Gloucestershire, GL50 3SH or such other address in the UK as the Landlord may from time to time notify to the Tenant in writing.

7.11.3	Any demand or notice shall be conclusively treated as having been made, given or served if by mail on the second working day after the day of posting.

7.12	Disputes with adjoining occupiers

Any dispute arising between the Tenant and the tenants or occupiers of any part of the Landlord’s Estate or of any Adjoining Property belonging to the Landlord as to any easement, quasi-easement, right, privilege or Conduit used in connection with the Premises or such Adjoining Property shall be fairly and reasonably determined by the Landlord.

7.13	Effect of document

This Lease is intended to be and shall take effect as a deed and shall be governed by and construed in all respects in accordance with English law and the parties hereto irrevocably agree that the courts of England shall have jurisdiction in respect of any dispute, suit, action or proceedings (in this Clause referred to as “Proceedings”) which may arise out of or in connection with this deed save that nothing shall be taken to have limited the right of either party to bring proceedings in any other jurisdiction or jurisdictions whether concurrently or not.

7.14	Landlord’s covenants

The original landlord under this Lease (meaning the person or persons named as Landlord in the Particulars) shall not be liable under or in respect of any landlord covenant of the tenancy created by this Lease (the expressions “landlord covenant” and “tenancy” having the meanings given to them in section 28(1) of the 1995 Act) after it ceases to be entitled to the reversion immediately expectant on the determination of this Lease.

7.15	New tenancy

This Lease creates a “new tenancy” as defined by section 28(1) of the 1995 Act.

7.16	Contracts (Rights of Third Parties) Act 1999

No term of this Lease may be enforced solely by virtue of Section 1 of the Contracts (Rights of Third Parties) Act 1999.

7.17	Exclusion of Sections 24-28 of the 1954 Act

7.17.1	The Tenant hereby confirms that before it became contractually bound to enter into the tenancy created by this Lease:

(a)	The Landlord served on the Tenant a notice dated 2009 in relation to the tenancy created by this Lease (“the Notice”) in a form complying with the requirements of Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (“the Order”)

(b)	The Tenant, or a personal duly authorised by the Tenant, in relation to the Notice made a statutory declaration (“the declaration”) dated 7 December 2012 on a form complying with the requirement of Schedule 2 of the Order.

(c)	The Tenant further confirms that, where the Declaration was made by a person other than the Tenant, the declarant was duly authorised by the Tenant to make the Declaration on the Tenant’s behalf.

(d)	The Landlord and tenant agree to exclude the provisions of section 24 to 28 (inclusive) (of the 1954 Ac in relation to the tenancy created by this Lease.

7.18	Tenant’s Break

7.18.1	The Tenant may terminate this Lease on 27 July 2015 or 27 July 2017 (each a “Termination Date”) by giving to the Landlord not less than six months’ prior written notice of such termination expiring on the relevant Termination Date and if such notice is given and if the Tenant shall:

7.18.2	Up to and including the relevant Termination Date have paid the Yearly Rent;

7.18.3	On the relevant Termination Date give vacant possession of the Premises; and

7.18.4	In the case of termination of the Lease on the first Termination Date (27 July 2015) only pay to the Landlord a sum equal to £44,112.50 plus VAT;

then on the relevant Termination Date this Lease shall absolutely terminate and be of no further effect, but such termination shall be without prejudice to the rights of either party in respect of any antecedent claim or breach of covenant or condition under this Lease.

7.19	Rent Reduction

If the Tenant does not terminate this Lease on either Termination Date pursuant to clause 7.18 then the Yearly Rent reserved by this Lease shall be reduced to a peppercorn for the period commencing on 27 July 2017 until and including 26 January 2018 and shall thereafter revert to the Yearly Rent reserved by this Lease.

8	Service Charge

8.1	For the purpose of this Clause 8 the following expressions shall have the following meanings:

Accountant	any person appointed by the Landlord (including an employee of the Landlord or a Group Company) to perform the function of an accountant in relation to the Expenditure;

Expenditure	the aggregate of:

(a) all costs, fees, expenses and outgoings whatsoever properly incurred by the Landlord in (i) complying with its obligations in Clause 5.2 and/or (ii) in respect of the items and other matters set out in Schedule 6 (whether or not the Landlord is obliged by this Lease to incur any of the same);

(b) such provision for anticipated expenditure in respect of any of the services to be provided by the Landlord or any of the items or other matters referred to in Schedule 6 as the Landlord shall in its absolute discretion consider fair and reasonable appropriate in the circumstances;

Financial Year	the period from (but including) the 1 January in every year to and including the 31 December the same year or such other period as the Landlord may in its absolute discretion from time to time reasonably determine;

Service Charge	a fair and proper proportion of the Expenditure attributed to the Premises by the Landlord acting reasonably and in the interests of good estate management.

8.2	The Landlord shall as soon as convenient after the end of each Financial Year prepare an account showing the Expenditure for that Financial Year and containing a summary of the various items comprising the Expenditure and upon such account being certified by the Accountant (a copy of which shall be supplied to the Tenant) the same shall be conclusive evidence save in the case of manifest error for the purposes of this Lease of all matters of fact referred to in the account.

8.3	On each of the usual quarter days in every year during the Term the Tenant shall pay to the Landlord such a sum in advance and on account of the Service Charge for the Financial Year then current as the Landlord shall from time to time specify as being in its absolute discretion a fair and reasonable assessment of one quarter of the likely Service Charge for that particular Financial Year (“the Advance Payment”).

8.4	If the Service Charge for any Financial Year shall:

8.4.1	exceed the Advance Payment for that Financial Year the excess shall be paid by the Tenant to the Landlord within 14 days following production by the Landlord of the account referred to in Clause 8.2 above; or

8.4.2	be less than the Advance Payment for that Financial Year the overpayment shall be credited to the Tenant against the next quarterly payment of the Service Charge provided that in the last year of the Term such overpayment shall be repaid to the Tenant promptly after the preparation of the relevant account.

8.5	Any omission by the Landlord to include in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including such sum or the amount of such liability in any subsequent Financial Year as the Landlord shall reasonably determine.

8.6	The Landlord may at its discretion withhold, add to, extend, vary or make any alterations to any of the services from time to time if the Landlord shall reasonably deem it desirable to do so for the more efficient management security and operation of the Landlord’s Estate or for the comfort of the tenants of the Landlord’s Estate.

8.7	The provisions of this Clause 8 shall continue to apply notwithstanding the expiration or sooner determination of the Term but only in respect of the period up to such expiration or sooner determination the Service Charge for that Financial Year being apportioned for the said period on a daily basis.

In Witness whereof this document has been duly executed as a deed and delivered the day and year first above written.

SCHEDULE 1

The Premises

Buildings 3 & 4, Trident Park, Basil Hill Road, Didcot forming part of the Landlord’s Estate and shown edged red on Plan 1

SCHEDULE 2

Rights and easements granted

1	The right at all times for the Tenant and all persons expressly or by implication authorised by the Tenant (in common with the Landlord and all persons having a like right) but subject to any existing or future regulations made by the Landlord:

1.1	to use those parts of the Common Areas of the Landlord’s Estate designated by the Landlord for use by the Tenant from time to time for such purposes as are reasonably required for the proper use and enjoyment of the Premises;

1.2	to use the access roads and footpaths designated by the Landlord for use by the Tenant from time to time for the purposes of obtaining access to and egress from the Premises both on foot and with vehicles provided that the rights hereby granted shall terminate if (and to the extent that) the said access roads and footpaths shall become adopted as highways maintainable at the public expense; and

1.3	to use that part of the Landlord’s Estate designated by the Landlord for such use for the purpose of depositing rubbish and refuse in the receptacles provided thereon for such purpose.

2	To the extent that the exercise of such rights are necessary in order to effect emergency escape from the Premises the right at all times (in common with the Landlord and all others having a like right) to use such part of the Landlord’s Estate as the Landlord shall from time to time reasonably designate for the purpose of a means of escape in case of fire or other emergency.

3	The free passage and running of the Utilities (subject to temporary interruption for repair, alteration or replacement) to and from the Premises through the Conduits which are now laid or shall be laid in, under or through other parts of the Landlord’s Estate so far as any of the same are necessary for the reasonable use and enjoyment of the Premises.

4	The right of support and protection for the benefit of the Premises as is now enjoyed from all other parts of the Landlord’s Estate.

5	The right to use the car parking spaces shown edged blue on Plan 1 for the parking of motor vehicles

6	The right at all reasonable times upon reasonable prior notice except in cases of emergency when no notice shall be required to enter upon the Landlord’s Estate (but not any building thereon) in order to:

6.1	inspect, cleanse, maintain, repair, connect, remove, lay, renew, relay, replace with others, alter or execute any works whatever to or in connection with the Conduits exclusively serving the Premises;

6.2	execute repairs, decorations, alterations and make installations to the Premises, provided that (where applicable) the Tenant has obtained the consent of the Landlord pursuant to Clause 4.18.3 and shall only make such entry where it is reasonably necessary to do so because the object of making such entry cannot otherwise practicably be attained and shall in such entry cause as little inconvenience as possible to the other occupiers of the Landlord’s Estate and to the Landlord and shall without delay make good to the absolute satisfaction of the Landlord and damage thereby caused to the Landlord’s Estate or any part of it.

SCHEDULE 3

Exceptions and reservations

The following rights and easements are excepted and reserved out of the Premises to the Landlord and the tenants and occupiers of the Landlord’s Estate and the Adjoining Property and all other persons authorised by the Landlord or having the like rights and easements:

1	The free and uninterrupted passage and running of the Utilities through the Conduits which are now or may at any time be in under or passing through or over the Premises.

2	The right (without making compensation to the Tenant) at all reasonable times upon reasonable prior notice except in cases of emergency to enter (or in cases of emergency or after the giving of reasonable notice during the Tenant’s absence to break and enter) the Premises in order to;

2.1	inspect, cleanse, maintain, repair, connect,- remove, lay, renew, relay, replace with others, alter or execute any works whatever to or in connection with the Conduits and any other services;

2.2	execute repairs, decorations, alterations and any other works and to make installations to the Premises the Landlord’s Estate or the Adjoining Property or to do anything whatsoever which the Landlord may or must do under this Lease, provided that the Landlord or the person exercising the foregoing rights shall cause as little inconvenience as possible to the Premises and shall make good without delay any physical damage thereby caused to the Premises.

3	The right to erect scaffolding for the purpose of repairing or cleaning any part of the Landlord’s Estate (including the Premises) and any buildings which are now or which may in future be erected thereon or any Adjoining Property or in connection with the exercise of any of the rights mentioned in this Schedule notwithstanding that such scaffolding may temporarily restrict the access to or enjoyment and use of the Premises.

4	The rights of light, air, support, protection and shelter and all other easements and rights which now or in future belong to or are enjoyed by other parts of the Landlord’s Estate or the Adjoining Property over the Premises.

5	Full right and liberty at any time after the date of this Lease to raise the height of or make any alterations or additions or execute any other works to the Landlord’s Estate or any buildings on the Landlord’s Estate or any Adjoining Property or to erect any new buildings of any height on the Landlord’s Estate or any Adjoining Property in such a manner as the Landlord or the person exercising the right shall think fit and for such purpose to oversail the Premises by cranes and with cradles notwithstanding the fact that the exercise of the said rights may obstruct, affect or interfere with the amenity of or access to the Premises or the passage of light and air to the Premises.

6	Full right and liberty upon giving to the Tenant reasonable prior written notice to enter the external parts of the Premises from any part of the Landlord’s Estate or any Adjoining Property for the purpose of excavating such trenches on the Premises and for laying therein any foundations or footings as may be necessary or requisite for the purpose of constructing any party wall, party boundary or other structure which (in the reasonable opinion of the Landlord) is required to enable the Landlord to construct upon any part of the Landlord’s Estate or any Adjoining Property any building intended to form part of the Landlord’s Estate together with the right (after giving such notice as aforesaid) to build on or into any boundary or party wall of the Premises for such purposes as aforesaid and to keep and maintain on the Premises such foundations, footings, party walls, party boundaries or other structures provided that the Landlord shall only make such entry where it is necessary to do so because the object of making such entry cannot otherwise practicably be attained and shall in such entry cause as little inconvenience as possible to the Tenant and occupiers of the Premises and shall make good without delay any damage thereby caused to the Premises to the reasonable satisfaction of the Tenant.

SCHEDULE 4

Covenants by the Surety

1	Indemnity by Surety

The Tenant or the Surety shall while the Tenant remains bound by the Tenant’s covenants duly perform and observe all the covenants and other terms on the part of the Tenant contained in this Lease and of every document supplemental to this Lease including the payment of the Rents and all other sums payable under this Lease in the manner and at the times herein specified and the Surety hereby indemnifies the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of its said obligations or the payment of any rent and other sums under this Lease or any document supplemental to this Lease.

2	Surety jointly and severally liable with Tenant

The Surety hereby further covenants with the Landlord that the Surety is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy or any forfeiture of this Lease) for the fulfilment of all the obligations of the Tenant under this Lease and agrees that the Landlord in the enforcement of its rights under this Lease may proceed against the Surety as if the Surety was named as the Tenant in this Lease.

3	Waiver by Surety

The Surety hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Surety.

4	No release of Surety

None of the following or any combination of them shall release, discharge or in any way lessen or affect the liability of the Surety under this Lease:

4.1	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of the Rents or the amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease;

4.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

4.3	any extension of time given by the Landlord to the Tenant;

4.4	any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord’s reversion or the assignment of this Lease;

4.5	any surrender by the Tenant of any part of the Premises (in which event the liability of the Surety shall continue in respect of the part of the Premises not so surrendered after making any necessary apportionments under section 140 of the Law of Property Act 1925);

4.6	any other act, omission, matter or thing whatsoever whereby but for this provision the Surety would be released either wholly or in part (other than a release under seal given by the Landlord).

5	Disclaimer or forfeiture of Lease

5.1	The Surety hereby further covenants with the Landlord that if at any time during the Term the Tenant (being an individual) shall become bankrupt or (being a company) shall enter into liquidation and the trustee in bankruptcy or liquidator shall disclaim or surrender this Lease or this Lease shall be forfeited then the Surety shall if the Landlord by notice in writing given to the Surety within 90 days after such disclaimer or other event so requires accept from and execute and deliver to the Landlord at the cost of the Surety a counterpart of a new lease of the Premises:

5.1.1	to take effect from the date of the disclaimer or other event;

5.1.2	for a term commencing on the date of the disclaimer and equal in length to the residue of the Term which would have remained had there been no disclaimer;

5.1.3	reserving by way of initial rent an amount equal to the rent payable immediately prior to the date of the disclaimer or other event such initial rent to be payable from that date;

5.1.4	imposing on the Surety the same obligations (whether under this Lease or under any document supplemental to this Lease) as the Tenant was subject to immediately before the disclaimer or other event; and

5.1.5	otherwise containing the same terms and provisions as this Lease including the provisions for rent review (except that the Surety shall not be required to procure that any other person is made a party to the new lease as surety).

5.2	If the Landlord shall not require the Surety to take a new lease the Surety shall nevertheless upon demand pay to the Landlord a sum equal to the Rents and other sums that would have been payable under this Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of two years therefrom or until the Landlord shall have granted a lease of the Premises to a third party (whichever shall first occur).

6	Supplemental documents

The Surety shall at the request of the Landlord join in any document made supplemental or collateral to this Lease.

7	Authorised Guarantee Agreement

The Surety shall join in as a party to any Authorised Guarantee Agreement entered into by the Tenant in order to guarantee that the Tenant shall duly perform and observe the obligations it undertakes within such Authorised Guarantee Agreement and to indemnify the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of its said obligations.

SCHEDULE 5

The matters contained or referred to in the property and charges registers of registered title number ON232483 as at 14 June 2012 insofar as the same relate to and affect the Premises.

SCHEDULE 6

Items of Expenditure as referred to in Clause 8

1	Retained Areas of the Landlord’s Estate and Common Areas of the Landlord’s Estate Repairing, maintaining, decorating and cleaning, washing down, lighting, heating, servicing, furnishing, equipping, altering, renewing, rebuilding and reinstating the Retained Areas of the Landlord’s Estate and/or the Common Areas of the Landlord’s Estate.

2	Plant and machinery

Operating, servicing, overhauling, repairing, maintaining, cleaning, lighting and (as necessary) renewing or replacing all plant, machinery, apparatus and equipment within the Retained Areas of the Landlord’s Estate and/or the Common Areas of the Landlord’s Estate and any necessary maintenance contracts and insurance in respect thereof together with all costs and expenses incurred by the Landlord in or as a consequence of such operating, inspecting, servicing, overhauling, repairing, maintaining, cleansing, lighting, renewing or replacing and any compensation payable to any tenant or occupier of the Landlord’s Estate for any damage, disruption or inconvenience caused in or in connection with any of the items referred to above.

3	Security and emergency systems

Providing, maintaining and repairing and (as necessary) renewing or replacing all security and emergency systems for the Landlord’s Estate including but not limited to alarm systems, generators, emergency lighting, fire detection and prevention systems and any fire or other means of escape in respect of the Landlord’s Estate and all fire fighting and fire prevention equipment and appliances (other than those for which a tenant is responsible).

4	Staff

The provision of staff (including such direct or indirect labour as the Landlord deems appropriate) for the day-to-day running of the installations and plant and the provision of other services to the Landlord’s Estate and for the general management, operation and security of the Landlord’s Estate and all other incidental expenditure including but not limited to:

4.1	insurance, health, pension, welfare, severance and other payments, contributions and premiums;

4.2	the provision of uniforms, working clothes, tools, appliances, materials and equipment (including telephones) for the proper performance of the duties of any such staff;

4.3	providing, maintaining, repairing, decorating and lighting any accommodation and facilities for staff including any residential accommodation for staff employed on the Landlord’s Estate and all rates, gas and electricity charges in respect thereof and any actual or notional rent for any such accommodation.

5	Signs

Providing, maintaining and renewing name boards and signs in the Retained Areas of the Landlord’s Estate including (without prejudice to the generality of the foregoing) any such situate at the main or other entrances to the Landlord’s Estate and all directional signs and fire regulation notices and all other notices which the Landlord must or may supply to the Landlord’s Estate whether under any statutory provision or otherwise.

6	Refuse

Providing, maintaining, renewing, replacing and cleansing (a) any areas within the Landlord’s Estate for the collection or deposit of waste or refuse; and (b) any dustbins or other receptacles supplied for the deposit of refuse or waste in the Landlord’s Estate and the cost of collecting, storing and disposing of refuse.

7	Landscaping

Providing and maintaining any landscaped areas forming part of the Retained Areas of the Landlord’s Estate and/or the Common Areas of the Landlord’s Estate and providing, planting, replanting, tending and caring for any plants, shrubs, trees or garden areas forming part of the Retained Areas of the Landlord’s Estate and/or the Common Areas of the Landlord’s Estate together with providing and maintaining any floodlighting to the Retained Areas of the Landlord’s Estate and/or the Common Areas of the Landlord’s Estate.

8	Common facilities

The costs, charges, fees and expenses incurred or expended by the Landlord in making, laying, repairing, maintaining, rebuilding, decorating, cleansing and lighting as the case may be any roads, walls, forecourts, passages, pavements, lightwells, party walls or fences, party structures, Conduits or other conveniences and easements whatsoever which may belong to or be capable of being used or enjoyed by either (a) the Premises in common with any part of the Landlord’s Estate; or (b) the Landlord’s Estate in common with any Adjoining Property.

9	Outgoings

All existing and future rates (including water rates), taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) payable by the Landlord in respect of the Retained Areas of the Landlord’s Estate.

10	Statutory requirements

The cost to the Landlord of carrying out any works to the Landlord’s Estate required to comply with any statute (other than works for which any tenant or occupier is responsible).

11	Representations

The cost of taking any steps deemed desirable or expedient by the Landlord for complying with making representations against or otherwise contesting the incidence of the provisions of any statute including any statute concerning town planning, public health, highways, streets, drainage and all other matters relating or alleged to relate to the Landlord’s Estate or any part thereof.

12	Management

12.1	The proper and reasonable fees, costs, charges, expenses and disbursements (including any Value Added Tax payable thereon) of the Surveyor, the Accountant and any other person employed or retained by the Landlord for or in connection with surveying or accounting functions or the performance of the services and any other duties in and about the Landlord’s Estate or any part of it relating to the general management, administration, security, maintenance, repair, renewal, protection and cleanliness of the Landlord’s Estate.

12.2	The proper and reasonable fees and expenses (to include overheads) of the Landlord or any company associated with the Landlord in connection with the management of the Landlord’s Estate and any of the functions and duties referred to in this paragraph that may be undertaken by the Landlord or any such associated company.

13	Depreciation

Such annual provision as the Landlord may in its absolute discretion decide is proper and reasonable and in the interest of good estate management for the depreciation and future replacement of any boilers, plant, machinery, apparatus and equipment used in or in connection with the Landlord’s Estate.

14	Generally

Any costs and expenses (not referred to above) which the Landlord may incur in providing such other services, carrying out such other works and doing such other things as the Landlord in its absolute discretion may deem desirable or necessary for the benefit of the Landlord’s Estate or any part of it or any one or more of the tenants or occupiers of the Landlord’s Estate or for securing or enhancing any amenity of or within the Landlord’s Estate or in the interests of good estate management.

SCHEDULE 7

Authorised Guarantee Agreement

DATE

BETWEEN

1	[LANDLORD] of [ (the “Landlord”);

2	[GUARANTOR], a company registered in England and Wales with registered number [ ] and having its registered office at [ (the “Guarantor”)[; and

3	[SURETY], a company registered in England and Wales with registered number [ ] and having its registered office at [ (the “Surety”)].

WHEREAS:

A	This Deed relates to the Premises and is supplemental to the Lease.

B	The reversion immediately expectant on the determination of the Lease [remains] [is now] vested in the Landlord and the unexpired residue of the Term [remains][is now] vested in the Guarantor.

C	The Guarantor wishes to assign the Lease to the Assignee.

D	The Landlord has agreed to grant licence to the Guarantor to assign the Lease to the

Assignee subject (inter alia) to the condition that the Guarantor [and the Surety] enter into this Deed guaranteeing the performance of the Tenant’s Obligations by the Assignee [and guaranteeing the performance of the Guarantor’s obligations by the Guarantor respectively].

This Deed is entered into by the Guarantor [and the Surety] in pursuance of the Condition mentioned in Recital 13 and is an authorised guarantee agreement within the meaning of section 16 of the Landlord and Tenant (Covenants) Act 1995.

WITNESSES as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Deed (including the Recitals) unless the context requires otherwise or except as otherwise expressly provided:

Assignee	means [proposed assignee];

Guarantor	means the party so described at the beginning of this Deed;

Landlord	means the party so described at the beginning of this Deed and where the context so admits the person for the time being entitled to the reversion immediately expectant on the determination of the Lease

Lease	means a lease dated [ ] between [ ] (1) and ] (2) by which the Premises were demised for a term of [ ) years commencing on and including [ ] subject to the rents reserved by and the other provisions of the Lease and all documents made supplemental or collateral to it;

Premises	means the property demised by the Lease and known as [ ];

Relevant Period	means the period between the date on which the Lease is assigned to the Assignee and the date on which the Assignee is released from the Tenant’s Obligations by virtue of the Landlord and Tenant (Covenants) Act 1995.

Relevant Period “Surety”	means the party so described at the beginning of this Deed

Tenant’s Obligations	means the covenants and conditions to be observed and performed by the tenant under the Lease;

Term	means the term granted by the Lease.

1.2	Headings

The headings in this Deed are included for convenience only and shall not affect its interpretation.

1.3	Interpretation

Unless there is something in the subject or context inconsistent therewith:

1.3.1	words importing the singular include the plural and vice versa, words denoting one gender include all genders, and words denoting persons include firms, trusts companies and corporations and vice versa;

1.3.2	references to a Recital or Clause are references respectively to a recital or to a clause of this Deed; and

1.3.3	where any party to this Deed comprises two or more persons any obligations on the part of that party contained or implied in this Deed shall be deemed to be joint and several obligations on the part of those persons and references to that party shall include references to each or any of those persons.

2	Default of Assignee

The Guarantor HEREBY COVENANTS with the Landlord (as an obligation distinct from and without prejudice to any contained in the Lease) that during the Relevant Period:

2.1	The Assignee will pay the rents reserved by the Lease on the days and in the manner set out in the Lease and will observe and perform the Tenant’s Obligations and the Guarantor will indemnify the Landlord on demand against all losses, damages, costs and expenses arising out of any default of the Assignee;

2.2

lf the Lease is disclaimed or determined by forfeiture or re-entry and within six months of any such event the Landlord by notice in writing so requires the Guarantor will enter into a new lease of the Premises at the cost of the Guarantor whose term expires no later than the Term and whose tenant covenants are no more onerous than those under the Lease (but as if the Lease had continued and so that any outstanding matters relating to rent review or otherwise shall be determined as between the Landlord and the Guarantor) from and with effect from the date of the disclaimer, forfeiture or re-entry and the Guarantor shall execute and deliver to the Landlord a counterpart of the new lease and shall pay all the Landlord’s reasonable costs in connection with the grant of the lease;

2.3	If the Landlord does not require the Guarantor to take a new lease pursuant to this Clause 2 the Guarantor shall pay to the Landlord on demand a sum equal to the moneys payable under the Lease but for the disclaimer, forfeiture or re-entry until six months after such event or if earlier the Premises shall be re-let.

3	Liability of Guarantor

Save as provided for in the Landlord and Tenant (Covenants) Act 1995 the liability of the Guarantor hereunder shall not in any way be released or affected by:

3.1	any failure or delay by the Landlord to enforce the payment of the rents or the observance or performance of the Tenant’s Obligations or to pursue any other remedy which may be available to it before proceeding against the Guarantor; or

3.2	any time which may be given by the Landlord to the Assignee or the Guarantor; or

3.3	any refusal by the Landlord to accept rent at a time when the Landlord was entitled (or would after the service of a Notice under section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises; or

3.4	any variations of the terms of this Lease; or

3.5	any change in the constitution, structure or powers of the Guarantor, the Assignee or the Landlord; or

3.6	any act which is beyond the powers of the Assignee; or

3.7	the surrender of part of the Premises; or

3.8	the transfer of the reversion expectant on the Term; or

3.9	any other act, omission, matter or thing which but for this Clause 3 would cause the Guarantor’s obligations under this Deed to be released wholly or in part other than a release given under seal by the Landlord

4	Principal debtor

As between the Landlord and the Guarantor the Guarantor shall be deemed to be a principal debtor.

5	No sharing of security

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Assignee’s obligations or stand in the Landlord’s place in respect of such security.

6	No release

Where the Guarantor is more than one person the release of one or more of them shall not release the others.

7	Notices

7.1	Any notice to be given pursuant to this Deed shall be delivered by hand, sent by prepaid post sent first class (for inland mail) or airmail (for overseas mail), or shall be transmitted by facsimile provided that any facsimile notice is confirmed forthwith by hand delivery or postal delivery (as aforesaid). Any such notice shall be addressed to the party to be served in the case of:

7.1.1	a company at its registered office for the time being; and

7.1.2	an individual to the address specified above, or to such other address [in England] as a party may notify to the other [party] [parties] in writing as being its address for service.

7.2	Notices delivered by hand shall be deemed served at the time of delivery, notices sent by post shall be deemed served on the second business day (for inland mail) or the fifth business day (for overseas mail) after the date of posting and any notice transmitted by facsimile shall be deemed served on the business day following the date of transmission.

8	Surety’s covenant

8.1	The Surety hereby covenants with the Landlord (as an obligation distinct from and without prejudice to any contained in the Lease) that during the Relevant Period the Guarantor shall duly perform and observe all the covenants and other terms on the part of the Guarantor contained in this Deed and the Surety hereby indemnifies the Landlord against all claims, losses, demands, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Guarantor in the performance and observance of any of its said obligations.

8.2	The Surety hereby further covenants with the Landlord that the Surety is jointly and severally liable with the Guarantor for the fulfilment of all the obligations of the Guarantor under this Deed and agrees that the Landlord in the enforcement of its rights under this Deed may proceed against the Surety as if the Surety was named as the Guarantor in this Deed.

EXECUTED as a Deed and delivered on the date set out at the head of this Deed of Guarantee.

SCHEDULE 8

Rent Review

1	For the purposes of this Schedule, the following expressions shall mean:

1.1	“Base Figure” [INSERT LAST PUBLISHED INDEX FIGURE BEFORE DATE OF GRANT OF LEASE]

1.2	“Index” “all items” figure of the Retail Prices Index published by the Office for National Statistics or any successor organisation and in the absence of any such index such alternative index as the Landlord may specify

1.3	“Market Rent” the yearly rent at which the Premises might reasonably be expected to be let in the open market with vacant possession by a willing landlord to a willing tenant without payment of any premium or other payment by or to the willing tenant after the expiry of a rent free period or other allowance that the willing tenant would require for the time required to be spent in fitting out the Premises;

Assuming that at the Review Date:

1.3.1	the term shall commence on the Review Date and that the rent is payable from then;

1.3.2	the term shall be ten years

1.3.3	the lease shall contain the same terms as this Lease except for the term and the rent firstly reserved by this Lease, but including the same provisions for rent review as are contained in this Lease but effective from the fifth anniversary of the Review Date;

1.3.4	the Premises may be lawfully occupied and used for the use for the time being permitted and that there are no planning or other statutory restrictions preventing such occupation and use;

1.3.5	the Premises are ready for immediate use and occupation for trading by the willing tenant for the use for the time being permitted and are fully fitted out and equipped to meet the requirements of the willing tenant;

1.3.6	all the Tenant’s covenants and conditions in this Lease have been fully complied with;

1.3.7	if the Premises have been destroyed or damaged (or made unfit for use and occupation by reason of destruction or damage to the Premises), by an Insured Risk they have been fully reinstated and rendered fit for use and occupation;

1.3.8	no work has been carried out on or to the Premises before or during the Term which has diminished the rental value of the Premises save where required by statute;

1.3.9	there is not in operation any statute, order, instrument, regulation or direction which has the effect of regulating or restricting the amount of rent for the Premises which might otherwise be payable;

But disregarding:

1.3.10	any effect on rent of the fact that the Tenant has been in occupation of the Premises or any adjoining premises;

1.3.11	any goodwill attached to the Premises by reason of the carrying on at the Premises or any adjoining premises of the business of the Tenant; and

1.3.12	any increase in rental value of the Premises attributable to the existence at the Review Date of any improvement to the Premises carried out by the Tenant or any predecessor in title pursuant to the Principal Leases with the prior written consent of the Landlord where required, other than those:

(a)	made pursuant to an obligation to the Landlord (save where the obligation is contained in a Licence for such works) or in the case of an undertenant to its immediate reversioner; or

(b)	completed more than 21 years before the Review Date; or

(c)	for which the Landlord has made or is under an obligation to make a financial contribution;

and in paragraphs 1.1.10-1.1.12 (inclusive), references to the “Tenant” include predecessors in title to the Premises of the Tenant and any person claiming title to the Premises through or under the Tenant or any of them.

1.4	“Review Date” 27 July 2017

1.5	“Reviewed Rent” shall be the higher of:

1.5.1	the Market Rent of the Premises at the Review Date; and

1.5.2	the figure determined on the Review Date by multiplying £160,465 (One Hundred and Sixty Thousand Four Hundred and Sixty Five Pounds) by the last published Index figure before the Review Date and dividing the result by the Base Figure; and

1.5.3	£176,450 (One Hundred and Seventy Six Thousand Four Hundred and Fifty Pounds)

2	The Yearly Rent payable under this Lease shall be reviewed on the Review Dates and with effect from and including the Review Date the Reviewed Rent (as agreed or determined in accordance with this Schedule) shall become payable as the Yearly Rent reserved by this Lease.

3.1	The Landlord and the Tenant (or their respective surveyors) may at any time consult together and endeavour to reach agreement as to the amount of the Market Rent.

3.2	If the Landlord and the Tenant (or their respective surveyors) shall fail so to consult or to agree upon the Market Rent by the Review Date (or within such extended period as the Landlord and the Tenant mutually agree in writing) the determination of the Market Rent may at the instance of either party be referred to a duly qualified independent surveyor (“Surveyor”) to be appointed by agreement between the Landlord and the Tenant and in default of such agreement to be appointed on the application of either party by the President or any Vice-President for the time being of the Royal Institution of Chartered Surveyors (who shall from time to time if necessary appoint a successor or successors).

3.3	The Landlord may before the appointment of the Surveyor by the Landlord and the Tenant or at the time of the application to the said President or Vice-President or if the Tenant fails to observe the requirements of paragraph 3.4 below, within a reasonable time of being notified that the Tenant has made such an application, direct that the Surveyor is to act as an independent expert and if the Landlord does not so direct at that time the review of the rent will be referred to arbitration with the Surveyor acting as the arbitrator.

3.4	The Tenant may not make an application for the appointment of a Surveyor without first notifying the Landlord and allowing the Landlord to direct that the Surveyor is to act as an expert.

3.5	Any reference to arbitration shall be conducted in accordance with the Arbitration Act 1996.

3.6	If the Surveyor shall act as an independent expert he shall allow the parties to submit within such reasonable time as he may stipulate representations and cross-representations (accompanied if the parties so wish by statements of reasons and professional valuations or reports (as the case may be) of which copies are to be supplied to each party) as to their opinion of the Market Rent and shall have due regard to the same but shall nevertheless determine the Market Rent in his own absolute discretion, which determination, will be final and binding, except in the case of manifest arithmetical error.

3.7	If the Surveyor refuses to act, becomes incapable of acting or dies, the Landlord or the Tenant may seek to agree or require the appointment of another surveyor in accordance with paragraph 3 and references to “Surveyor” in paragraph 3 shall include the replacement surveyor.

3.8	The costs of the Surveyor (including the costs of appointment) shall be paid as determined by the Surveyor or in the absence of such determination by the Landlord and Tenant in equal shares.

3.9	One party may pay the costs required to be borne by another party if they remain unpaid for more than 21 days after they become due, and then recover them and any incidental expenses incurred from that other party on demand.

4	The Landlord and the Tenant may at any time before the Market Rent is determined by the Surveyor settle the amount of the Reviewed Rent.

5	Immediately after the Market Rent has from time to time been agreed or determined in accordance with this Schedule, a memorandum specifying the Reviewed Rent shall be recorded in writing by separate instrument and signed by or on behalf of the Landlord and the Tenant and shall at all times thereafter be conclusive evidence of the amount of the yearly rent then payable.

6	If the Reviewed Rent shall for any reason not have been agreed or determined prior to the Review Date, the Tenant shall continue to pay rent at the rate payable immediately prior to the Review Date until the Market Rent shall have been agreed or determined, and upon the date (“Due Date”) 14 days after the date of such agreement or determination there shall be payable (in addition to any rent then due and payable at the rate of the Reviewed Rent):

6.1	such sum (“Addition”) as with the rent already paid for the period from and after the Review Date down to the quarter day following the Due Date will equal the total amount of the Reviewed Rent payable for that period; and

6.2	interest at Base Rate calculated on a daily basis on each of the instalments of the Addition from the time that it would have become due for payment if the Market Rent had been agreed or determined prior to the Review Date, to the Due Date.

7	If at any Review Date the Landlord is prevented by any legislation from reviewing rent pursuant to this Schedule or recovering any Reviewed Rent, then the Landlord may by written notice to the Tenant postpone such Review Date to the first day upon which such review may lawfully be implemented or the Reviewed Rent lawfully recovered, but if the Landlord shall not so require, then the Review Date shall be that specified in this Lease or as otherwise stipulated or permitted by such legislation.

8	Time is not of the essence in relation to this Schedule.

9	If the reference base used to compile the Index changes after the date of this Lease, the figure taken to be shown in the Index after the change is to be the figure that would have been shown in the index if the reference base current at the date of this Lease had been retained.

Executed as a deed by

Hartberg Investments Limited

Acting by a Director or two Directors

and the Company Secretary

Director

Director/Secretary